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                                                                     EXHIBIT 2.4
                         STOCKHOLDER SUPPORT AGREEMENT


     STOCKHOLDER SUPPORT AGREEMENT, dated as of June 10, 1999 (this "Agreement"), by the undersigned stockholder (the "Stockholder") of CAPITAL RE CORPORATION, a Delaware corporation (the "Company"), for the benefit of ACE LIMITED, a company incorporated with limited liability under the Cayman Islands Companies Law ("ACE").

                                   RECITALS
                                   --------

          WHEREAS, concurrently with the execution and delivery of this Agreement, ACE, Pacer Acquisition Corp., a Delaware corporation and a wholly owned direct subsidiary of ACE ("Merger Subsidiary"), and the Company, have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides for, among other things, the merger of the Company and Merger Subsidiary (the "Merger"); and

          WHEREAS, the Stockholder owns of record and/or holds stock options, warrants or convertible securities to acquire (whether or not vested) that number and class of shares of outstanding capital stock of the Company ("Company Capital Stock") appearing on the signature page hereof (such shares of Company Capital Stock, together with any other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares"); and

          WHEREAS, as a condition to its willingness to enter into the Merger Agreement, ACE has required that the Stockholder agree, and in order to induce ACE to enter into the Merger Agreement, the Stockholder has agreed, to enter into this Agreement.

          NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, the Stockholder agrees as follows:

          1. Agreement to Vote. Until the termination of this Agreement in accordance with Section 14, Stockholder agrees as follows:

               (a) At the Company's stockholders' meeting to vote on approval and adoption of the Merger Agreement, including any adjournment or postponement thereof (the "Stockholders' Meeting") or in any other circumstances upon which a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought, the Stockholder hereby irrevocably and unconditionally agrees to vote (or cause to be voted) the Subject Shares in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.
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               (b) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, the Stockholder hereby irrevocably and unconditionally agrees to vote (or cause to be voted) the Subject Shares against (i) approval of any proposal made in opposition to or in competition with the Merger Agreement or the transactions contemplated by the Merger Agreement, (ii) any merger, consolidation, merger of assets, business combination, share exchange, reorganization or recapitalization of the Company or any of its subsidiaries, with or involving any party other than ACE or one of its subsidiaries, (iii) any liquidation, dissolution or winding up of the Company, (iv) any change in the capital structure of the Company (other than pursuant to the Merger Agreement) and (v) any other action including, without limitation, any amendment of the Company's Certificate of Incorporation or Bylaws, which such action reasonably may be expected to impede, frustrate, interfere with, delay, postpone, attempt to discourage, prevent or nullify the consummation of the transactions contemplated by the Merger Agreement or this Agreement or result in a breach of any of the covenants, representations, warranties or other obligations or agreements of the Company under the Merger Agreement which would materially and adversely affect the Company or its ability to consummate the transactions contemplated by the Merger Agreement. The Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

               (c) Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. The Stockholder agrees to deliver to ACE upon request a proxy in such form as ACE may reasonably request, which proxy shall be coupled with an interest and irrevocable to the extent permitted under Delaware law, with the total number of Shares correctly stated thereon.

          2. Restriction on Transfer of Company Capital Stock. The Stockholder agrees (other than pursuant to the Merger Agreement) not to (a) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter into any contract, option or other arrangement (including any profit-sharing arrangement) with respect to the Transfer of the Subject Shares to any person or (b) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in relation to the Subject Shares, and agrees not to commit or agree to take any of the foregoing actions; provided, however that Stockholder may pledge the Subject Shares pursuant to agreements the same in all material respects to Exhibit A attached hereto (the "Pledge Agreement") prohibiting the pledgee from Transferring the Subject Shares or taking any other action prohibited above, except that the pledgee may liquidate the Subject Shares if neither Stockholder or ACE provide further security as required under the Pledge Agreement after three business (3) days written notice of the need to provide such security pursuant to the Pledge Agreement and subject to ACE's right of first refusal to purchase the Subject Shares. In the event Stockholder does not meet the requirements for additional security within two (2) business days of receiving such notice,

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ACE may provide such security. Stockholder hereby agrees to immediately reimburse ACE for the amount of any additional security provided and to indemnify ACE against any losses, costs and/or expenses, including reasonable attorneys' fees and any difference in the price at which ACE purchase Subject Shares pursuant to the aforementioned right of first refusal and the purchase price paid in the Merger. Stockholder's obligation shall be secured by a Guaranty from Minnesota Power in the form of Exhibit B attached hereto delivered to ACE at the time this Agreement is executed.

          3. No-Shop. The Stockholder shall not, nor shall the Stockholder permit any affiliate, director, officer, employee, investment banker, attorney or other advisor or representative of the Stockholder to, (i) directly or indirectly solicit, initiate or knowingly encourage the submission of, any Acquisition Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal; provided, that the foregoing shall not restrict any director of the Company from taking any action permitted by Section 6.3 of the Merger Agreement.

          4. No Proxy Solicitations. The Stockholder agrees that it will not, nor will it permit any entity under its control to, (a) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) in opposition to or competition with the consummation of the Merger or otherwise encourage or assist any party in taking or planning any action which would compete with or otherwise could serve to materially interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the merger in accordance with the terms of the Merger Agreement, (b) directly or indirectly encourage, initiate or cooperate in a stockholders' vote or action by consent of the Company's stockholders in opposition to or in competition with the consummation of the Merger, or (c) become a member of a "group" (as such term is used in Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the Company for the purpose of opposing or competing with the consummation of the Merger; provided, that the foregoing shall not restrict any director of the Company from taking any action such director believes is necessary to satisfy such director's fiduciary duty to stockholders of the Company.

          5. Support of Merger. The Stockholder shall use the Stockholder's best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with ACE in doing, all things necessary, proper or advisable to support and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement.

          6. Legend. As soon as practicable after the execution of this Agreement, the Stockholder shall surrender to the Company the certificates representing the Subject Shares in its possession (and within 30 days the Subject Shares not in its possession), shall cause the following legend to be placed on the certificates representing such Subject Shares

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and shall request that such legend remain thereon until the earlier of (i) the termination hereof or (ii) the consummation of the Merger:

     "The shares of capital stock represented by this certificate are subject to a Stockholder Support Agreement, dated as of June 10, 1999, among the Stockholder named herein and ACE Limited, which, among other things, (a) restricts the sale or transfer of such shares except in accordance therewith, and (b) restricts the voting of such shares except in accordance therewith."

In the event that ACE requests that a proxy be executed and delivered by the Stockholder to it pursuant to Section 1(c) hereof, the Stockholder shall promptly surrender to the Company the certificates representing the Shares covered by such proxy and cause the foregoing legend to be revised to add to the end of such legend the following words:

     ", and such shares are also subject to an irrevocable proxy."

The Stockholder shall provide ACE with reasonably satisfactory evidence of its compliance with this Section 6 on or prior to the date five business days after the execution hereof with respect to Subject Shares in its possession (or within 30 days with respect to Subject Shares not in its possession) or of the request relating to the Stockholder's proxy, as the case may be.

          7. Restriction on Transfer of Ordinary Shares. The Stockholder agrees, until the date which is 180 days after the date of the consummation of the Merger, not to Transfer or enter into any contract, option or other arrangement (including any profit-sharing arrangement) with respect to the Transfer of the ordinary shares, par value $0.041666667 per share, of ACE to be received as consideration in the Merger, and agrees not to commit or agree to take any of the foregoing actions; provided, that the Stockholder may sell all or substantially all of such shares to a single person who agrees in writing (in form and substance reasonably satisfactory to ACE) to abide by the foregoing restrictions; and provided, further, that the Stockholder may pledge the Ordinary Shares pursuant to the Pledge Agreement and other provisions of Paragraph 2 hereof.

          8. Standstill. The Stockholder agrees that, for a period of three years following the date hereof (the "Standstill Period"), it will not (and it will ensure that its affiliates (and any person acting on behalf of or in concert with it or any affiliate) will not), without ACE's prior written approval, (a) purchase or otherwise acquire (or enter into any agreement or make any proposal, including any proposal which is made public, to purchase or otherwise acquire) any securities of ACE, any warrant or option to purchase such securities, any security convertible into any such securities, or any other right to acquire such securities if upon any such purchase or acquisition the Stockholder owns or has the right to acquire (whether or not presently) five percent or more of the outstanding voting shares of ACE, (b) solicit proxies from stockholders of ACE or otherwise seek to influence or control the management or policies of ACE or any of its affiliates, (c) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with

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respect to any voting securities of ACE or any of its subsidiaries, (d)
otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of ACE, (e) disclose any intention, plan or arrangement inconsistent with the foregoing or (f) assist, advise or encourage any other person in doing any of the foregoing; provided, however, that this Section 8 shall not prohibit the purchase or other acquisition of securities of ACE by any person described in Rule 13d-1(b)(1)(i) and (ii) of the Exchange Act. The Stockholders also agree during such period not to request ACE (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provisions of this Section 8 (including this sentence) or take any action which might require ACE to make a public announcement regarding the possibility of a business combination, merger or extraordinary transaction.

          9. Confidentiality. The Stockholder acknowledges that, in relation to the negotiation of the Merger Agreement and the consummation of the transactions contemplated thereby, it may have access to material non-public information concerning ACE. The Stockholder also recognizes that successful consummation of the transactions contemplated by this Agreement and the Merger Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, the Stockholder hereby agrees not to disclose or discuss such matters with anyone not a party to this Agreement (other than its counsel and advisors, if any) without the prior written consent of ACE, except for filings required pursuant to the Exchange Act and the rules and regulations thereunder or disclosures its counsel advises are necessary in order to fulfill its obligations imposed by law, in which case the Stockholder shall give notice of such disclosure to ACE as promptly as practicable so as to enable ACE to seek a protective order from a court of competent jurisdiction with respect thereto.

          10. Additional Shares. If, after the date hereof, the Stockholder acquires beneficial ownership (as such term is defined in the Exchange Act) of any shares of the capital stock of the Company (any such shares, "Additional Shares"), including, without limitation, upon exercise of any option, warrant or right to acquire shares of capital stock or through any stock dividend or stock split, the provisions of this Agreement (other than those set forth in Section 13(a)) applicable to the Subject Shares shall be applicable to such Additional Shares as if such Additional Shares had been Subject Shares as of the date hereof. The provisions of the immediately preceding sentence shall be effective with respect to Additional Shares without action by any person or entity immediately upon the acquisition by either Stockholder of beneficial ownership of such Additional Shares.

          11. Action by Written Consent. If, in lieu of the Stockholders' Meeting, stockholder action in respect of the Merger Agreement or any of the transactions contemplated by the Merger Agreement is taken by written consent, the provisions of this Agreement imposing obligations in respect of or in connection with the Stockholders' Meeting shall apply mutatis mutandis to such action by written consent.

          12. Stockholders Certificates. Stockholder agrees to execute and deliver a

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certificate containing such representations as are reasonably necessary and customary for tax counsel to ACE on the one hand, and the Company on the other hand, to render an opinion to the effect that the Merger Agreement will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and that no gain or loss will be recognized by the stockholders of the Company to the extent they receive Ordinary Shares solely in exchange for their Common Stock.

          13. Representations and Warranties. The Stockholder represents and warrants to ACE as follows:

               (a) As of the date hereof, Stockholder is the beneficial and registered owner of the Subject Shares. As of the date hereof, the Stockholder does not beneficially own (as such term is defined in the United States Securities Exchange Act of 1934, as amended (the "Exchange Act")) any shares of any class or series of capital stock of the Company other than the Subject Shares or any securities convertible into or exercisable for shares of any class or series of the Company's capital stock or have any options or other rights to acquire any shares of any class or series of capital stock of the Company or any securities convertible into or exercisable for shares of any class of the Company's capital stock. Except as permitted in Paragraph 2 herein relating to pledges, the Subject Shares and certificates representing such Subject Shares are now, and at all times during the term hereof will be, held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

          (b) The Stockholder has full legal power, authority and right to vote all of the Subject Shares in favor of approval and adoption of the Merger Agreement without the consent or approval of, or any other action on the part of, any other person or entity. Without limiting the generality of the foregoing, except for this Agreement, the Stockholder has not entered into any voting agreement or any other agreement with any person or entity with respect to any of the Subject Shares, granted any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Subject Shares, deposited any of the Subject Shares in a voting trust or entered into any arrangement or agreement with any person or entity limiting or affecting the Stockholder's ability to enter into this Agreement or legal power, authority or right to vote its Subject Shares in favor of the approval and adoption of the Merger Agreement or any of the transactions contemplated by the Merger Agreement, and the Stockholder will not take any such action after the date of this Agreement and prior to the Stockholders' Meeting.

          (c) This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding agreement enforceable against the Stockholder in accordance with its terms except to the extent
     (i) such enforcement may

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     be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

The representations and warranties contained in this Section 13 shall be made as of the date hereof and as of each date from the date hereof through and including the date the Merger is consummated.

          14. Termination. The obligations of the Stockholder hereunder shall terminate upon the earlier of the termination of the Merger Agreement pursuant to Article 8 thereof or the Effective Time.

          15. Further Assurances. The Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as ACE may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

          16. Successors, Assigns and Transferees Bound. Any successor, assignee or transferee (including a successor, assignee or transferee as a result of the death of the Stockholder, such as an executor or heir) shall be bound by the terms hereof, and the Stockholder shall take any and all actions necessary to obtain the written confirmation from such successor, assignee or transferee that it is bound by the terms hereof.

          17. Remedies. The Stockholder acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it, and that any such breach would cause ACE irreparable harm. Accordingly, the Stockholder agrees that in the event of any breach or threatened breach of this Agreement, ACE, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

          18. Severability. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement in such jurisdiction, or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

          19. Amendment. This Agreement may be amended only by means of a written instrument executed and delivered by both the Stockholder and ACE.

          20. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) :

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     (a)  if to ACE:

               ACE Limited
               The ACE Building
               30 Woodbourne Avenue
               Hamilton HM 08 Bermuda
               Facsimile:  (441) 295 3997
               Attention: Peter N. Mear, Esq.

          with a copy to:

               Mayer, Brown & Platt
               190 South LaSalle Street
               Chicago, Illinois  60603
               Facsimile:  (312) 701-7711
               Attention:  Edward S. Best

     (b)  if to the Stockholder:

               MP Investments, Inc.
               30 West Superior Street
               Duluth, Minnesota 55802
               Facsimile: (218) 723-3960
               Attention: Vice President, General Counsel and Secretary

          21. Governing Law. This Agreement shall be governed by, and construed in accordance in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          22. Capitalized Terms. Capitalized terms used in this Agreement that are not defined herein shall have such meanings as set forth in the Merger Agreement.

          23. Counterparts. For the convenience of the parties, this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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                              MP INVESTMENTS, INC.


                              By: /s/ Philip R. Halverson
                                 ------------------------------------
                                  Name:  Philip R. Halverson
                                  Title: Vice President, General Counsel &
                                         Secretary

                              Number and class of shares of Company Capital Stock owned or subject to acquisition on the date hereof:

                              Number          Class
                              ------          -----

                            7,280,480        common

Accepted and Agreed to as of the
 date set forth above:

ACE LIMITED


By: Brian Duperreault
    ------------------------------------
     Name:  Brian Duperreault
     Title: Chairman, President and
            Chief Executive Officer


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